Exhibit 10.1

Confidential Settlement Communication

Subject to Rule 408 of the Federal Rules of Evidence

☐ Company’s Copy
☐ Coote’s Copy

PLEASE READ THIS AGREEMENT CAREFULLY.

IT CONTAINS A RELEASE OF KNOWN AND UNKNOWN CLAIMS.

To Jeremy P. Coote:

This Agreement establishes the terms under which Manugistics Group, Inc. and its subsidiaries (“Manugistics” or the “Company”) and you ended your employment in the capacity of President of Manugistics and President of the Company, effective as of the close of business on August 31, 2004 (the “Separation Date”) and of your release of Manugistics and others described below from any claims you might have against any of them related to your employment and other matters described in the release (the “Release”).

Resignation	As of the Separation Date you resigned as President of Manugistics Group, Inc. and of all its subsidiaries, and as a director of Manugistics Holding (Mauritius), Inc.

Payment

Contingent upon the lapse of the revocation period without your revoking the Release, the Company will pay to you, or to your estate in the event of your death, a total of 52 weeks’ salary  which will be paid out  over a 52 week period of time, except as such payment period may otherwise be shortened in accordance with the terms of this Agreement (the “Severance Period”), reduced by any federal or state withholding taxes or other required deductions normally deducted from your pay (and reduced for any stub pay periods at the beginning or end of the payments). You agree that, in the absence of this Agreement, your entitlement to this paymentwould be uncertain and that your benefits under this Agreement are more than adequate consideration for the Release. The parties have agreed to these payments in connection with your resignation to avoid any dispute regarding the terms and conditions of your departure. In addition, you will also receive any accrued vacation pay.

Equity Compensation

All stock options which you hold will stop vesting on the date the Severance Period ends and all options which are vested on the date your Severance Period ends shall be exercisable for a period of thirty (30) days following such date, after which they shall terminate, provided that if such thirty (30) day period would commence during a Company imposed blackout period, then the Company shall extend the exercise period for a period of thirty (30) days following the cessation of such Company imposed blackout period. All options which are not vested on the date your severance period ends shall be forfeited.

Limitations on Other Benefits or Compensation

Except as otherwise set forth herein, you understand and agree that you will receive no other wage, accrued vacation, backpay, bonus, incentive or other compensation, severance, or other payments or benefits from Manugistics or affiliates of Manugistics (other than those set forth in this and the preceding paragraphs), or under Manugistics’ generally available plans (other than any qualified retirement plans). During the Severance Period, you also will be entitled to receive the Benefits (as defined in your Offer Letter from the Company dated June 19, 2003 (the “Offer Letter”) (to the extent permissible under the terms of the plan governing the Benefit) in accordance with Company policy for executives at your level as in effect from time to time, subject to whatever generally applicable amendments (or terminations) of such programs the Company makes during the Severance Period. Following the Severance Period, all Benefits will cease except that you will remain eligible for continued health coverage under Section 4980B of the Internal Revenue Code of 1986 at your own expense for the period, if any, required for such coverage.

Effect of Other Employment

You acknowledge and agree that if you become employed full time by another entity at any point after the Separation Date, all payments and benefits under this Agreement will cease as of the effective date of such employment. You agree that you will have received adequate consideration for this Agreement even if you receive no payments under the Payments section above because you had the opportunity to receive such payments

Parachute Payments

Payments under this Agreement shall be made without regard to whether the deductibility of such payments (or any other payments or benefits) would be limited or precluded by Section 280G of the Internal Revenue Code of 1986 (the “Code”) and without regard to whether such payments would subject you to the federal excise tax levied on certain “excess parachute payments” under Section 4999 of the Code; provided, however, that if the Total After-Tax Payments (as defined below) would be increased by the reduction or elimination of any payment and/or other benefit (including the vesting of your options) under this agreement, then the amounts payable under this agreement shall be reduced or eliminated as follows: (i) first, by the reduction or elimination of any cash payments or other benefits (other than the vesting of your options) and (ii) second, by the reduction or elimination of the vesting of your options that occurs as a result of such Change of Control (as provided in the Offer Letter), to the extent necessary to maximize the Total After-Tax Payments. The determination of whether and to what extent payments or vesting under this agreement are required to be reduced in accordance with the preceding sentence will be made by the Company’s independent, certified public accountant. In the event of any underpayment or overpayment under this agreement (as determined after the application of this paragraph), the amount of such underpayment or overpayment will be immediately paid to you or refunded by you, as the case may be, with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code. For purposes of this Agreement, “Total After-Tax Payments” means the total of all “parachute payments” (as that term is defined in Section 280G(b)(2) of the Code) made to or for the benefit of you (whether made hereunder or otherwise), after reduction for all applicable federal taxes (including, without limitation, the tax described in Section 4999 of the Code).

Release of Claims

You, for yourself and your heirs, executors, administrators, representatives, and assigns, as a free and voluntary act, release and discharge Manugistics and any related entities including parent, divisions, subsidiaries, or affiliates, and their present, former, and future employees, officers, directors, stockholders, counsel, and anyone acting or purporting to act on behalf of any of them, from any and all debts, obligations, demands, claims, judgments or causes of action of any kind whatsoever, whether now known or unknown, in tort, in contract, by statute, or any other basis for compensatory, punitive or other damages, expenses, reimbursements or costs of any kind relating to your employment by Manugistics  or any associated or affiliated company or the cessation of such employment relationship and all circumstances related thereto. This release and discharge includes, but is not limited to, any and all claims, demands, rights and/or causes of action, arising up to the date of this Release, including those that might arise out of allegations relating to any claimed breach of an alleged oral or written contract, or any purported employment discrimination or civil rights violations, or any alleged acts of slander, libel, or intentional infliction of emotional distress, and any claims to have been treated unfairly or in a manner contrary to articles or by-laws as a director or officer of any of the Manugistics entities. Manugistics  specifically disclaims any liability to, or for wrongful acts against, you or any other person on the part of itself, its shareholders, subsidiaries, affiliates, and successors and the directors, officers, employees and agents of each of them.

This Release includes but is not limited to a release of any rights or claims you may have under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), which prohibits age discrimination in employment; Title VII of the Civil Rights Act of 1964, as amended, which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Americans with Disabilities Act of 1990, which prohibits discrimination against disabled persons; the Vocational Rehabilitation Act of 1973, which prohibits discrimination against handicapped persons; the Civil Rights Act of 1991, the Maryland Civil Rights Act, and any other federal, state, or local laws or regulations prohibiting employment discrimination; and any claim for reinstatement. This also includes your release of any claims for wrongful discharge, breach of contract (express or implied), breach of any covenant of good faith and fair dealing (express or implied), any claims that Manugistics  has dealt with you unfairly or has denied you any rights under its policies and procedures  or any other claims arising under common or civil law and relating to your employment or termination, and any claims under the Employee Retirement Income Security Act of 1974, which regulates employee benefit plans and also prohibits actions taken to discharge or discriminate against someone to prevent his exercising any right under an employee benefit plan or to interfere with his attainment of any such right.  It does not release claims under ADEA or on any other basis that arise after the date you sign this Release.

Known and Unknown Claims

To implement a full and complete release and discharge, you expressly acknowledge that this Release is intended to include in its effect, without limitation, all claims you do not know or suspect to exist in your favor at the time of execution of this Release. You agree that this Release contemplates the extinguishment of any such claim or claims.

Period for Consideration

You acknowledge that, as ADEA requires, you are being given a period of 21 days to review and consider the release of claims under ADEA contained in this Release before signing and you have been informed that you may use as much or as little of this period as you wish before signing. As ADEA also requires, you may revoke (that is, cancel) the release of ADEA claims in this Release before the release becomes effective as to ADEA. ADEA provides a seven day period for such revocation (the “Revocation Period”), which Manugistics  and you agree will start on the day you sign this Release. You would make this revocation by delivering a written notice of revocation to Timothy T. Smith, General Counsel, Manugistics, 9715 Key West Avenue, Rockville, MD 20850. For this revocation to be effective, Mr. Smith must receive this notice no later than the close of business on seventh day following the day you sign this Release. If you revoke the release of claims under ADEA before that deadline, this Release will not be effective or enforceable as to those claims; however, Manugistics  will then not make the Payments outlined above.

Indemnification

Manugistics agrees that you are not releasing any claims you may have for indemnification under state or other law or the charter, articles, or by-laws of Manugistics and its affiliated companies, or under any insurance policy providing directors’ and officers’ coverage for any lawsuit or claim relating to the period when you were a director or officer of Manugistics or any affiliated company; provided, however, that (i) Manugistics’ execution of this Agreement is not a concession or guaranty that you have any such rights to indemnification, (ii) that this Agreement does not create any additional rights to indemnification, and (iii) that Manugistics retains any defenses it may have to such indemnification or coverage.

No Reliance

You acknowledge and agree that, in deciding to execute this Agreement and the Release, (i) you have relied entirely upon your own judgment, (ii) you have been advised to and have had the opportunity to consult  with legal, financial, and other personal advisors of your choosing as you consider appropriate in assessing whether to execute this Agreement, and (iii) you have read and fully understood all the terms of this Agreement. Except as written into this Agreement, neither you nor Manugistics  is relying or has relied upon any statements, representations, warranties, or other promises, express or implied, oral or written, as to fact or as to law, made by the other party, or any other person, including, without limitation, any attorney or agent of either party, or upon any consideration of any form received or to be received by any party from any other person, including, without limitation, any attorney or agent of a party.

Settlement

The parties have reached this Agreement and Release to, among other things, settle any claims or potential claims relating to your employment or the termination of your employment that you have or may have against Manugistics and any related entities including parent, subsidiaries, successors, or affiliates, and their present, former and future employees, officers, trustees, partners, shareholders, counsel, and anyone acting or purporting to act on behalf of any of them. Neither this Agreement nor any other document or written or oral statement prepared or made in connection with this Agreement, nor any discussion of the matters referred to in this Agreement nor any payment under this Agreement, constitutes, or should be deemed to constitute, (a) an admission of law or fact or an admission of any liability or wrongdoing by you or Manugistics with respect to any claims, unasserted claims, or demands relating to or arising out of or in connection with any matter whatsoever (and Manugistics specifically denies  any such liability or wrongdoing) or (b) evidence of any matter whatsoever, except for the agreement expressly set forth in this Agreement.

Restrictive Covenants

You agree that during the course of your employment Manugistics, you were provided with Manugistics’ confidential and proprietary information, including, but not limited to, their customer and pricing information, proprietary business plans, technical or financial information and other trade secrets. You agree that you will treat all such information as confidential and proprietary and that you will not share, disclose or use any such information for any purpose other than in performing your duties with us.  Confidential information does not include: (a) information which is or becomes a part of the public domain through no act or omission by you; or (b) information that is known to you prior to your employment with Manugistics.

You further agree that for twelve months from the date of this Agreement not to: (a) participate, without prior written consent from the Company’s Board of Directors and Manugistics or a person authorized thereby, in the management or control of, or act as a consultant for or employee of, any software or services company which is in direct competition in the Americas or in such other geographical regions for which you may have been assigned responsibilities during your employment with Manugistics, the Company, or any of their respective subsidiaries, divisions, or affiliates; (b) solicit the sale of any product or service, in competition with Manugistics, the Company, or any of their respective subsidiaries, divisions or affiliates, from any person who is, or was at any time during your employment, a client, customer, or prospective customer of Manugistics, the Company, or any of their respective subsidiaries, divisions or affiliates; or (c) induce or attempt to induce any employee or independent contractor of Manugistics, the Company, or any of their subsidiaries, divisions, or affiliates, to terminate his or her employment or consultant relationship in order to enter into competitive employment or a competitive consulting relationship.

No Disparaging Comments

Except as the law may require, you agree that you will not in any way, directly or indirectly, to any employee of Manugistics or to any other person (including but not limited to any communications with the press or other media), make any statement that could reasonably be interpreted to criticize or disparage the performance, competency, or ability of Manugistics or its affiliates as a provider of software or other products and services, or the officers, directors, employees, or agents of any of them at any time after the execution of this Agreement, nor will you do or say anything that likely would have the effect of disrupting or impairing Manugistics’ normal, ongoing business operations or harming Manugistics’ reputation with its associates, employees, clients, investors, suppliers, dealers, acquisition prospects, or the public. It will not be a violation of this paragraph for you to make truthful statements, under oath, as required by law or formal legal process. This paragraph does not prohibit you from communicating any alleged misconduct to appropriate management personnel at Manugistics, to the audit committee of the Board, or to an appropriate governmental entity, or from cooperating with any of the foregoing in any investigation. By entering into this Agreement, you agree to make yourself available as reasonably requested by Manugistics or the Board’s audit committee in connection with any such investigation. Manugistics likewise agrees that it will not in any way directly or indirectly, to any person (including but not limited to any communications with the press or other media), make any statements that could reasonably be interpreted to criticize or disparage your performance, competency or ability, nor will Manugistics disrupt or impair your future job opportunities, or harm your professional reputation. Manugistics agrees that any statement that it makes to any person (including but not limited to any communications with the press or other media) with respect to you shall be consistent with the terms of this Agreement.

Client Contacts

Through the Severance Period, you agree that, if you are contacted by any current, former, or prospective clients of Manugistics with respect to its current or prospective business, you will refer the contacting person or entity to the CEO for reply or further communications, except as and to the extent that the CEO asks you to respond.

Return of Property

On or before the Separation Date, you agree to deliver to Manugistics any office equipment (including computers), keys, and other access devices, and any Confidential Information or other materials (written or otherwise) not available to the public or made available to the public in a manner you know or reasonably should recognize Manugistics did not authorize, and any copies, excerpts, summaries, compilations, records, or documents you made or that came into your possession during your employment. You agree that you will not retain copies, excerpts, summaries, or compilations of the foregoing information and materials. You will return any and all files (whether hard copies or in electronic form). You agree not to remove or retain any files, databases, or other records.

Entire Agreement

This Agreement is the entire agreement between (i) you and (ii) Manugistics and the other parties released by this Agreement, with respect to your employment, other than the Code of Conduct, Conditions of Employment, and the documents underlying your stock option grants. You hereby affirm your continuing obligations under the Code of Conduct and Conditions of Employment. Any other prior agreements, oral or written, between you and Manugistics and its affiliated companies are hereby terminated as of the Separation Date and shall have no further force or effect, other than the agreements listed in the preceding sentence.

Binding Effect	This Agreement binds any and all successors and assigns of Manugistics and your heirs and beneficiaries.

Withholding	All payments under this Agreement will be reduced by any federal or state withholding taxes or other required deductions.

Arbitration	Manugistics and you agree that the Arbitration provisions of the Offer Letter remain in place and will also govern any dispute regarding this Agreement.

Governing Law	The laws of the State of Maryland (other than its conflict of laws provisions) govern this Agreement.

Effectiveness	This Agreement does not become effective until it has been executed and delivered by both Manugistics and you.

THIS IS A RELEASE — READ CAREFULLY BEFORE SIGNING.

YOU SHOULD CONSULT WITH AN ATTORNEY.

You acknowledge that you have read this Agreement, understand it, and are voluntarily entering into it.

Manugistics Group, Inc.

October 18, 2004		By:	/s/ Raghavan Rajaji
Date Signed		Name:	Raghavan Rajaji
		Title:	Executive Vice President and Chief
Financial Officer

Witness:

Signed:	/s/Mark Goldstone
Date Signed: October 18, 2004
Name: Mark Goldstone

Accepted and agreed to:

10/14/04		/s/Jeremy P. Coote
Date Signed		Jeremy P. Coote

Witness:

Signed:	/s/ Christopher S. Miller
Date Signed: October 14, 2004
Name: Christopher S. Miller